Exhibit 14.1

STERLING GROUP VENTURES, INC.
CODE OF ETHICS

1. STATEMENT OF POLICY

We require high standards of professional and ethical conduct from our employees (includes officers and directors). Our reputation with our shareholders, business partners, prospective investors and other stakeholders for honesty and integrity is key to the success of our business. No employee will be permitted to achieve results through violations of laws or regulations, or through unscrupulous dealings.

This Code reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all employees are expected to comply. We expect each employee use common sense, good judgment, high ethical standards and integrity in all business dealings.

If you encounter a situation you are not able to resolve by reference to these policies, ask for help. Contact Raoul Tsakok, Chairman and CEO, who has been identified as responsible for overseeing compliance with these policies.

Violations of the law or the Company's policies will subject employees to disciplinary action, up to and including termination of employment. In addition, individuals involved may subject themselves and the Company to severe penalties including fines and possible imprisonment. Compliance with the law and high ethical standards in the conduct of Company business should be a top priority for each employee, officer and director.

2. IMPLEMENTATION AND ENFORCEMENT

Employees are expected to be familiar with these policies as they apply to their duties. They should consult with their managers if they need assistance in understanding or interpreting these policies. Each employee is required to follow these policies and to comply with their terms. A refusal by any employee to agree to be bound by these policies shall be grounds for discipline up to and including dismissal.

Any employee who, in good faith, has reason to believe a Company operation or activity is in violation of the law or of these policies must call the matter to the attention of Raoul Tsakok, our Chairman and CEO. All reports will be reviewed and investigated and as necessary under the circumstances, and the reporting employee should provide sufficient information to enable a complete investigation to be undertaken.

Any employee who makes an allegation in good faith reasonably believing that a person has violated these policies or the law, will be protected against retaliation.

3. RELATIONS WITH COMPETITORS AND OTHER THIRD PARTIES

The Company's policy is to comply fully with competition and antitrust laws throughout the world. These laws generally prohibit companies from using illegal means to maintain, obtain or attempt to obtain a monopoly in a market. They also prohibit companies from engaging in unfair trade practices. "Unfair trade practices" include fixing prices, dividing markets, agreeing with competitors not to compete, or agreeing to boycott certain customers.

4. INSIDER TRADING, SECURITIES COMPLIANCE AND PUBLIC STATEMENTS

Securities laws prohibit anyone who is in possession of material, non-public information ("Insider Information") about a company from purchasing or selling stock of that company, or communicating the information to others. Information is considered "material" if a reasonable investor would consider it to be important in making a decision to buy or sell that stock. Some examples include financial results and projections, new products, acquisitions, major new contracts or alliances prior to the time that they are publicly announced. Employees who become aware of such Inside Information about the Company must refrain from trading in the shares of the Company until the Inside Information is publicly announced.

Employees must also refrain from disclosing that information to persons who do not have a Company need to know, whether they are inside the Company or outside, such as spouses, relatives or friends.

The Company makes regular formal disclosures of its financial performance and results of operations to the investment community. We also regularly issue press releases. Other than those public statements, which go through official Company channels, employees are prohibited from communicating outside the Company about the Company's business, financial performance or future prospects. Such communications include questions from securities analysts, reporters or other news media, but also include seemingly innocent discussions with family, friends, neighbours or acquaintances.

5. FINANCIAL REPORTING

The Company is required to maintain a variety of records for purposes of reporting to the government. The Company requires all employees to maintain full compliance with applicable laws and regulations requiring that its books of account and records be accurately maintained.

6. ENVIRONMENTAL, HEALTH AND SAFETY

The Company is committed to protecting the health and safety of our employees, as well as the environment in general. The Company expects employees to obey all laws and regulations designed to protect the environment, and the health and safety of our employees, and to obtain and fully observe all permits necessary to do business.

At the very least, all employees should be familiar with and comply with safety regulations applicable to their work areas. The Company will make, to the extent possible, reasonable accommodations for the known physical or mental limitations of our employees.

7. CONFLICTS OF INTEREST

Each employee is expected to avoid any activity, investment or association that interferes with the independent exercise of his or her judgment in the Company's best interests ("Conflicts of Interest"). Conflicts of Interest can arise in many situations. They occur most often in cases where the employee or the employee's family obtains some personal benefit at the expense of the Company's best interests.

No employee, or any member of employee's immediate family, shall accept money, gifts of other than nominal value, unusual entertainment, loans, or any other preferential treatment from any customer or supplier of the Company where any obligation may be incurred or implied on the giver or the receiver or where the intent is to prejudice the recipient in favor of the provider. Likewise, no employee shall give money, gifts of other than nominal value, unusual entertainment or preferential treatment to any customer or supplier of the Company, or any employee or family members thereof, where any obligation might be incurred or implied, or where the intent is to prejudice the recipient in favor of the Company. No such persons shall solicit or accept kickbacks, whether in the form of money, goods, services or otherwise, as a means of influencing or rewarding any decision or action taken by a foreign or domestic vendor, customer, business partner, government employee or other person whose position may affect the Company's business.

No employee shall use Company property, services, equipment or business for personal gain or benefit.

Employees may not: (1) act on behalf of, or own a substantial interest in, any company or firm that does business, or competes, with the Company; (2) conduct business on behalf of the Company with any company or firm in which the employee or a family member has a substantial interest or affiliation.

Employees should not create the appearance that they are personally benefitting in any outside endeavor as a result of their employment by the Company, or that the Company is benefitting by reason of their outside interests.

8. INTERNATIONAL TRADE

The Company must comply with a variety of laws around the world regarding its activities. In some cases, the law prohibits the disclosure of information, whether the disclosure occurs within the U.S. or elsewhere, and whether or not the disclosure is in writing.

Payments or gifts to non-U.S. government officials are prohibited by law and by Company policy. The Foreign Corrupt Practices Act precludes payments to non-U.S. government officials for the purpose of obtaining or retaining business, even if the payment is customary in that country. This law applies anywhere in the world to U.S. citizens, nationals, residents, businesses or employees of U.S. businesses. Because Sterling Group Ventures, Inc. is a U.S. company, this law applies to the Company and all of its subsidiaries.

9. GOVERNMENT RELATIONS

The Company is prohibited by law from making any contributions or expenditures in connection with any U.S. national election. This includes virtually any activity that furnishes something of value to an election campaign for a federal office. Use of the Company's name in supporting any political position or ballot measure, or in seeking the assistance of any elected representative, requires the specific approval of the Board of Directors. Political contributions or expenditures are not to be made out of Company funds in any foreign country, even if permitted by local law, without the consent of the Company's Board of Directors.

U.S. law also prohibits giving, offering, or promising anything of value to any public official in the U.S. or any foreign country to influence any official act, or to cause an official to commit or omit any act in violation of his or her lawful duty. Company employees are expected to comply with these laws.

10. CONCLUSION

This Code of Ethics is not intended to cover every possible situation in which you may find yourself. It is meant to give you the boundaries within which the Company expects you to conduct yourself while representing Sterling Group Ventures, Inc. You may find yourself in a situation where there is no clear guidance given by this Code of Ethics. If that occurs, return to the foundations stated earlier: common sense, good judgment, high ethical standards and integrity.